Exhibit 99.1

Superior Silica cuts mine production; Renegotiate financing

Bob Zientara

Mar 27, 2019

Superior Silica Sands, the largest producer of frac sand in Barron County, is in the process of restructuring its financing and plans to reduce its sand production at its Wisconsin facilities this coming season, according to Rick Shearer, chief executive officer.

The news comes after Superior Silica’s parent company, Emerge Energy Services, delayed its fourth-quarter stock report for 2018.

“We have gotten into a cash covenant issue on liquidity, with the loan we took out to do some expansion,” Sherear said Tuesday, March 26, 2019.

With the market for “northern light” frac sand in its current state, together with “delays in construction of our San Antonio (Texas) plant, we knew we would not be able to hold that covenant with the bank,” Shearer said.

Superior Silica is working with its lenders to refinance its debt, “and we are well into the process of doing that,” he added.

The cash issue will create a different situation for Superior Silicas’s Wisconsin operations, Shearer added.

“Our spring start-up won’t be normal compared to preceding years,” he said. “We have hired some lead personnel for mining operations in Wisconsin in the month of April, but the actual (mine) start-ups will be delayed until June 1, (and there will be) two mines in operation instead of five mines.”

Superior Silica’s previous production schedule called for the company to have between 2.2 million and 2.5 million tons of frac sand on hand before mining operations cease for the winter.

“Our projection now is we’ll have 1.5 million tons on the ground going into this coming winter,” Shearer said.

There are encouraging signs in the economy, notably the trend toward a $60-per-barrel price for crude oil, and a recent jump in both orders and sale price for Wisconsin frac sand, he added.

“In the last 45 days, we’ve seen an uptick,” Shearer said. “December was our low water mark, and since then, the pattern of orders has gone up 70 percent.”